Exhibit 99.1

NeOnc Executives Invest Approximately $629,000 in Open-Market Stock Purchases Following Positive NEO100 Phase 2a Results

CEO Amir Heshmatpour has purchased 111,000 shares for approximately $418,700 since the Company announced positive NEO100 Phase 2a results

CALABASAS, Calif., Sept. 16, 2026 – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI) (“NeOnc” or the “Company”), a multi-Phase 2 clinical-stage biopharmaceutical company developing novel therapies for central nervous system (CNS) cancers, today announced that Executive Chairman, President and Chief Executive Officer Amir F. Heshmatpour purchased an additional 35,000 shares of NeOnc common stock in the open market on September 15, 2026, for approximately $115,400, at a weighted average price of approximately $3.30 per share, as will be reported in a Form 4 filed with the U.S. Securities and Exchange Commission (SEC).

The purchase follows the Company’s $15 million registered direct offering announced on September 9, 2026, and extends a series of open-market purchases by NeOnc’s senior leadership since the Company reported positive topline Phase 2a results for intranasal NEO100™ on August 12, 2026. Since that announcement, Mr. Heshmatpour has purchased 111,000 shares for a total of approximately $418,700, at an average cost of approximately $3.77 per share. Thomas C. Chen, MD, PhD, Founder, Chief Medical Officer and Chief Scientific Officer, has purchased 49,016 shares for approximately $210,000. Together, the two executives have purchased 160,016 shares for approximately $629,000 in the open market, as reflected in Form 4 filings with the SEC, including the Form 4 to be filed for the September 15 purchases.

“The strength of our Phase 2a results reinforces my conviction in NeOnc’s mission and the potential of our NEO platform,” said Mr. Heshmatpour. “With my most recent open-market purchases, I have now invested more than $1.5 million of my personal funds in NeOnc shares over the past year. This is a personal investment in our mission, our patients and the long-term value we are working to build alongside our shareholders.”

The NEO100-01 Phase 2a study met its primary endpoint, with six-month progression-free survival of 48.9% versus a pre-specified 20% benchmark for standard of care (p = 0.0047), and median overall survival of 26.09 months. The Company’s second clinical program, NEO212, has completed Phase 1 dose escalation and established a recommended Phase 2 dose.

All purchases were made in the open market using personal funds.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions.

For more about NeOnc and its pioneering technology, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential of NEO100, the interpretation and significance of the Phase 2a results, plans to engage with the FDA, the design and timing of future clinical trials, and the Company’s development strategy. These statements are based on management’s current expectations and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially.

Such risks include, but are not limited to: the Phase 2a study was a single-arm, open-label study of 24 patients that did not reach its planned enrollment of 28 patients and was not powered as a confirmatory trial; results were not compared against a randomized control arm, and comparisons to historical data are inherently limited by differences in patient population, era, and assessment criteria; the primary efficacy analysis presented reflects RANO 2.0 criteria and Kaplan-Meier estimation, and results differ under the response criteria and estimation method specified in the study protocol; early-phase results frequently fail to replicate in larger, controlled studies; safety and tolerability findings in a 24-patient, open-label study may not predict the safety profile observed in larger or longer-duration studies, and additional adverse events may emerge with broader exposure; the FDA may not agree with the Company’s proposed registrational path, endpoints, or analytical methods; and additional pre-specified analyses remain ongoing. Additional risks are described in the Company’s filings with the U.S. Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statement except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:
info@neonc.com

Investor Contact:
Jon Nugent
Jon Nugent Communications
jon@jonnugent.com
205-566-3026